Exhibit (k)(v)(a). Amended and Restated Special Custody and Pledge Agreement

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AMENDED AND RESTATED SPECIAL CUSTODY and PLEDGE AGREEMENT

AGREEMENT (hereinafter "Agreement"), dated as of December 10, 2012, among State Street Bank and Trust Company, a Massachusetts trust company, in its capacity as custodian hereunder ("Custodian"), Dividend and Income Fund, Inc. (the "Fund"), and BNP Paribas Prime Brokerage, Inc. (the "Counterparty").

WHEREAS, Counterparty, Custodian and the Fund previously entered into a Special Custody and Pledge Agreement dated as of March 29, 2012 (the “Original Agreement”); and

WHEREAS, the Fund provides Collateral (as defined herein) to Counterparty to secure obligations owing by the Fund to the Counterparty under the Committed Facility Agreement between the Fund and the Counterparty, as amended (the “Committed Facility Agreement"), and the account agreement included in the U.S. PB Agreement dated as of the date hereof with the Counterparty (the “Account Agreement” and together with the Committed Facility Agreement, the “40 Act Financing Agreements”); and

WHEREAS, Counterparty is required to comply with applicable laws and regulations pertaining to extensions of credit and borrowing of securities, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (collectively, the "Margin Rules") and Counterparty’s internal policies; and

WHEREAS, to facilitate extensions of credit and the borrowing of securities from the Counterparty, the Fund and Counterparty desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, Custodian has acted as custodian of certain assets of Fund pursuant to a custody agreement dated as of April 8, 2002, as amended (the “Custody Agreement”) and acts as custodian for Collateral (as hereinafter defined) pursuant to the terms and conditions of the Original Agreement among the Fund, Counterparty and Custodian; and

WHEREAS, the parties hereto desire to amend and restate the Original Agreement in its entirety as follows.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, it is agreed as follows:

(1)           As used herein, capitalized terms have the following meanings unless otherwise defined herein:

"Adequate Performance Assurance" shall mean such Collateral placed in the BNP Special Custody Account (as such term is hereinafter defined) as is adequate under the Margin Rules and the terms of the Committed Facility Agreement and, to the extent such Committed Facility Agreement (i) has been terminated or the commitment therein has expired or (ii) is otherwise inapplicable to any portion of the Collateral, the Account Agreement.

"Advice from Counterparty" means a notice or entitlement order (as defined in Section 8-102 of the UCC (as defined herein)) delivered by an Authorized Representative of Counterparty to the Fund or Custodian, as applicable hereunder, communicated: (i) in writing; (ii) by a facsimile-sending device; or (iii) in cases of calls for additional Collateral (as such term is hereinafter defined) or notices referred to in paragraph 8 hereof, by telephone to a person designated by the Fund or Custodian in writing as authorized to receive such advice or, in the event that no such person is available, to any officer of the Fund or Custodian and confirmed in writing promptly thereafter.  A duly-authorized officer of Counterparty will certify to Custodian, on Appendix A attached, the names and signatures of those employees of Counterparty who are authorized to sign Advices from Counterparty (each, an “Authorized Representative of Counterparty”), which certification may be amended from time to time.  The term “Authorized Representative of Counterparty” shall also include any person who has apparent authority as an officer, director, principal or manager of the Counterparty to sign Advices from Counterparty, even in the event that such person has not been specifically named on or provided a specimen signature on Appendix A.

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"Business Day" means a day on which Custodian, the Fund and the Counterparty are open for business.

“Cash Collateral” means U.S. cash which is pledged to the Fund by the Counterparty as provided herein.

           "Collateral" means U.S. cash, U.S. Government securities, or other U.S. margin-eligible securities or foreign margin-eligible securities (other than Japanese government bonds) (“Foreign Securities”) acceptable to the Counterparty and Custodian which are pledged to the Counterparty as provided herein.  With regard to Foreign Securities, the Fund and the Counterparty agree to the requirements and conditions that are described in paragraph 2(f) of this Agreement.

“Foreign Assets” means any investments (including foreign currencies) for which the primary market is outside the United States, and any cash and cash equivalents that are reasonably necessary to effect the Fund’s transactions in those investments.

"Insolvency" means that:  (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the "Bankruptcy Law") of any jurisdiction adjudicating the Fund insolvent; or (ii) the Fund has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of the Fund, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to the Fund under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings commenced, against the Fund and the Fund by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States or any other jurisdiction, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings.

“Instructions from Counterparty” means a request, direction or certification in writing signed in the name of the Counterparty by a person authorized by the Counterparty, on Appendix A attached (as may be amended from time to time), and delivered to Custodian or transmitted to it by a facsimile-sending device, except that instructions to pledge initial or additional Cash Collateral may be given by telephone and thereafter confirmed in writing signed in the name of the Counterparty by a person authorized in writing by the Counterparty.

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“Instructions from Fund” means a request, direction or certification in writing signed in the name of the Fund by a person authorized by the Fund, on Appendix B attached (as may be amended from time to time), and delivered to Custodian or transmitted to it by a facsimile-sending device, except that instructions to pledge initial or additional Collateral may be given by telephone and thereafter confirmed in writing signed in the name of the Fund by a person authorized in writing by the Fund.

                   (2)         (a) (i)      Upon instructions from the Fund, Custodian, in its capacity as a Securities Intermediary as defined in Revised Article 8 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”), to the extent the same may be applicable, or in applicable federal law or regulations, shall segregate Collateral on its books and records as an account for Counterparty entitled “BNP Paribas Prime Brokerage, Inc., Pledgee of Dividend and Income Fund, Inc.” (“BNP Special Custody Account”) and shall hold therein for the Counterparty as pledgee upon the terms of this Agreement all such Collateral.  The Custodian hereby agrees that any Collateral except U.S. cash held in the BNP Special Custody Account shall be treated as a financial asset for purposes of the UCC to the extent the same may be applicable, and Custodian shall elect to hold such Collateral that is U.S. cash as a deposit in its capacity as a “bank” as such term is defined in Section 9-102(a)(8) of the UCC, which deposit account shall constitute part of, and be maintained in the same manner as, the BNP Special Custody Account.  The Fund agrees to instruct Custodian through Instructions from Fund as to the cash and specific securities which Custodian is to identify on its books and records as pledged to the Counterparty as Collateral in the BNP Special Custody Account.

    (ii)      Upon Instructions from Counterparty, Custodian, in its capacity as a “bank” as defined in Section 9-102(a)(8) of the UCC, shall hold Cash Collateral for the Fund as pledgee upon the terms of this Agreement in a separate non-interest bearing deposit account under the name “Dividend and Income Fund, Inc., Pledgee of BNP Paribas Prime Brokerage, Inc.” (the “Fund Special Custody Account,” and, together with the BNP Special Custody Account, the “Special Custody Accounts”).  The Counterparty agrees to instruct Custodian through Instructions from Counterparty as to the cash which Custodian is to identify on its books and records as pledged to the Fund as Cash Collateral in the Fund Special Custody Account.

          (b)            Provided that the Letter Agreement regarding Lending Operational Procedures has been agreed to by the Custodian, the Fund and Counterparty, upon receipt of an Advice from Counterparty, Custodian shall release Collateral identified by Counterparty from the BNP Special Custody Account to the Fund’s custody account established pursuant to the terms of the Custody Agreement (the “Released Collateral”) for purposes of delivering such Released Collateral to Counterparty pursuant to the Letter Agreement regarding Lending Operational Procedures by and among the Custodian, the Fund and Counterparty.  The Fund hereby directs and authorizes Custodian to make such release, and any such Advice from Counterparty shall be “Proper Instructions” in accordance with the Custody Agreement.  In the event that there is inadequate Collateral in the BNP Special Custody Account to satisfy such Advice from Counterparty, Custodian shall notify Counterparty and Fund of the shortfall amount, and other than issuing such notice, Custodian shall have no responsibility hereunder with respect to such Advice from Counterparty.

       (c) (i)     The Fund agrees to provide and at all times maintain Adequate Performance Assurance in the BNP Special Custody Account pursuant to the terms and conditions of this Agreement.  Such Collateral (a) may be released only in accordance with the terms of this Agreement; and (b) except as required to be released hereunder to the Counterparty, shall not be made available to the Counterparty or to any other person claiming through the Counterparty, including creditors of the Counterparty.  Custodian will maintain accounts and records for the Collateral in the BNP Special Custody Account separate from the accounts and records of any other property of the Fund which may be held by Custodian, subject to the interest therein of the Counterparty as the pledgee thereof in accordance with the terms of this Agreement.  Such security interest in any item of Collateral will terminate at such time as such item of Collateral is released to the Fund as provided in paragraph 4 hereof.

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Unless otherwise instructed in writing by the Fund, all distributions on Collateral received by the Custodian and any proceeds of transfer or other payments with respect to Collateral in the BNP Special Custody Account, including, but not limited to, interest and dividends, shall not constitute Collateral and shall be delivered to the Fund’s custody account.  As between the Fund and the Counterparty, the Fund agrees to instruct the Custodian to credit any distribution on Collateral from a corporate action, redemption or issuer call received by the Custodian to the BNP Special Custody Account as additional Collateral, to be held in the BNP Special Custody Account as Collateral until released therefrom or withdrawn in accordance with this Agreement.

(ii)           Cash Collateral held in the Fund Special Custody Account (a) may be released only in accordance with the terms of this Agreement; and (b) except as required to be released hereunder to the Fund, shall not be made available to the Fund or to any other person claiming through the Fund, including creditors of the Fund.  Custodian will maintain accounts and records for the Cash Collateral in the Fund Special Custody Account separate from the accounts and records of any other property of the Counterparty which may be held by Custodian, subject to the interest therein of the Fund as the pledgee thereof in accordance with the terms of this Agreement.  Such security interest in any item of Cash Collateral will terminate at such time as such item of Cash Collateral is released to the Counterparty as provided in paragraph 4 hereof.

          (d) (i)            The Fund, the Counterparty and Custodian agree that Collateral will be held for the Counterparty in the BNP Special Custody Account by Custodian under the terms and conditions of this Agreement and that the Custodian will take such actions with respect to any Collateral in the BNP Special Custody Account (including without limitation the delivery thereof in accordance with paragraph 8) as the Counterparty shall direct in an Advice from Counterparty, without further consent of the Fund.

(ii)           The Counterparty, the Fund and Custodian agree that Cash Collateral will be held for the Fund in the Fund Special Custody Account by Custodian under the terms and conditions of this Agreement and that the Custodian will take such actions with respect to any Cash Collateral in the Fund Special Custody Account as the Fund shall direct in an Instruction from Fund, without further consent of the Counterparty.

                           (e) (i)           The Fund hereby grants a continuing security interest to the Counterparty in: (a) the BNP Special Custody Account and all Collateral and other financial assets credited thereto, from time to time, (b) its accounts with the Counterparty, and (c) all proceeds of the foregoing to secure the Fund's obligations to the Counterparty under the Account Agreement.  Custodian shall have no responsibility for the validity or enforceability of such security interest.

(ii)           The Counterparty hereby grants a continuing security interest to the Fund in:  (a) the Fund Special Custody Account and all Cash Collateral credited thereto, from time to time, and (b) all proceeds of the foregoing to secure the Counterparty’s obligations to the Fund under the Account Agreement.  Custodian shall have no responsibility for the validity or enforceability of such security interest.

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           (f)               Custodian agrees to release Foreign Securities from the BNP Special Custody Account only upon receipt of an Advice from Counterparty (including for whatever uses are permissible under the Committed Facility Agreement and Account Agreement, though Custodian shall at no time have responsibility for determining whether Counterparty is in compliance with those permissible uses). Counterparty agrees, upon request of the Fund or Custodian, to provide such an Advice from Counterparty to Custodian with respect to the Foreign Securities selected by the Fund directing the release of such Foreign Securities to the Fund if any of the following are satisfied: (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) if there is prior receipt in the BNP Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to constitute Adequate Performance Assurance; or (iii) upon termination of the Fund's accounts with Counterparty and settlement in full of all transactions therein and any amounts owed to the Counterparty with respect thereto. As between the Fund and Custodian, the Fund agrees that any buy-ins, fees, or penalties assessed in a non-U.S. market in connection with the sale, segregation, or substitution of Foreign Securities covered by this Agreement shall be solely the responsibility of the Fund, which agrees to indemnify and hold harmless Custodian in accordance with the terms of the Custody Agreement.  The Fund hereby acknowledges that its instruction to Custodian to segregate any Foreign Security as Collateral signifies the Fund’s acceptance of Country Risk (as defined in the Custody Agreement) with regard to holding or transacting in such Foreign Security or in segregating such Foreign Security.  The Fund and the Counterparty agree that the Fund shall not be required to physically move a Foreign Security from a foreign sub-custodian to the Custodian in order to pledge such Foreign Security.  It shall be sufficient for purposes of any such pledge if the Custodian segregates Foreign Securities designated from time to time by the Fund on the Custodian’s books and records as being held pursuant to a foreign sub-custodian arrangement subject to such pledge.  Notwithstanding the foregoing, such Foreign Securities may, upon the request of the Fund and subject to the satisfaction of the conditions contained in this sub-paragraph (e), be moved from the foreign sub-custodian account into the Fund’s custody account or BNP Special Custody Account, as applicable.  Furthermore, the parties agree that any attempt by the Fund to sell or trade any Foreign Security shall constitute a request by the Fund to the Counterparty to provide an Advice from Counterparty to the Custodian to release such Foreign Security and the Fund shall not be required to take any other action provided that Custodian or the Fund notifies Counterparty of such sale or trade.

                      The Counterparty hereby acknowledges that with respect to any Foreign Securities that may be held by (i) Custodian (or its nominee), (ii) a sub-custodian (or its nominee) within Custodian’s network of sub-custodians (each a “Sub-Custodian”), or (iii) a depository or book-entry system for the central handling of securities in which Custodian or the Sub-Custodian are participants, there is a risk that local law, rule, regulation or market practice or the rules of any such Sub-Custodian or depository/book-entry system may be inconsistent with the application of New York law and the performance of Custodian’s obligations under the UCC.  To the extent any such inconsistency inhibits Custodian’s performance of such obligations, the Counterparty hereby waives such performance.  The parties hereby further acknowledge that Custodian gives no assurance that a security entitlement is created under the UCC at the Euroclear or Cedelbank level with respect to the Fund’s assets held in Euroclear or Clearstream or their successors.

(3)           Custodian will confirm in writing to the Counterparty and the Fund, within one Business Day, all pledges, releases or substitutions of Collateral and will supply the Counterparty and the Fund with a monthly statement of Collateral in the Special Custody Accounts and transactions in the Special Custody Accounts during the preceding month.  Custodian will also advise the Counterparty and the Fund upon reasonable request, of the kind and amount of Collateral pledged to each of the Counterparty and the Fund.

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(4)            (i)           Custodian agrees to release Collateral from the BNP Special Custody Account only upon receipt of an Advice from Counterparty (including for whatever uses are permissible under the Committed Facility Agreement and Account Agreement, though Custodian shall at no time have responsibility for determining whether Counterparty is in compliance with those permissible uses). Counterparty agrees, upon request of the Fund, to provide such an Advice from Counterparty to Custodian with respect to Collateral selected by the Fund directing the release of such Collateral to the Fund:  (a) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (b) against receipt in the BNP Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance; or (c) upon termination of the Fund's accounts with Counterparty and settlement in full of all transactions therein and any amounts owed to the Counterparty with respect thereto.  It is understood that the Counterparty will be responsible for valuing Collateral; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance.

(ii)           Custodian agrees to release Cash Collateral from the Fund Special Custody Account to the Counterparty only upon receipt of an Instruction to do so from the Fund.  The Fund agrees, upon request of the Counterparty, to provide such an Instruction from the Fund directing the release of Cash Collateral:  (a) if the Fund determines as of the close of business on any Business Day that there is no Rehypothecation Excess (as such term is defined in Section 2(c) of Exhibit B of the Account Agreement); or (b) upon termination of the Fund’s accounts with Counterparty and settlement in full of all transactions therein and any amounts owed to the Fund with respect thereto.  It is understood that the Fund and the Counterparty will be responsible for determining how much Cash Collateral should be placed in the Fund Special Custody Account; Custodian at no time has any responsibility for determining whether the value of Cash Collateral in the Fund Special Custody Account is equal to the Rehypothecation Excess.

(5)           The Fund represents and warrants to the Counterparty that securities pledged to the Counterparty shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that Collateral in the BNP Special Custody Account will not be subject to any liens or encumbrances other than the liens related to foreign custodian liens permitted by Rule 17f-5 promulgated under the Investment Company Act of 1940, as amended and the lien in favor of the Counterparty contemplated hereby.

(6)           (i)           Collateral in the BNP Special Custody Account shall at all times remain the property of the Fund subject only to the extent of the interest and rights therein of the Counterparty as the pledgee and secured party thereof.  Other than liens for safe custody or administration of Foreign Assets granted to (x) any entity that is incorporated or organized under the laws of a country other than the United States or (y) a majority-owned direct or indirect subsidiary of a regulated and permitted U.S. bank or bank-holding company (other than Custodian or its affiliates) or (z) any creditors of any entity referenced in (x) or (y) above (other than Custodian or its affiliates), (a) Custodian represents that Collateral in the BNP Special Custody Account is not subject to any other lien, charge, security interest or other right or claim of the Custodian or any person claiming through Custodian, and (b) Custodian hereby waives any right, charge, security interest, lien or right of set off of any kind which it may have or acquire with respect to the Collateral including, without limitation, liens pursuant to the Custody Agreement.  Except for the claims and interests of the Counterparty and the Fund, the Custodian has not, to the best of its knowledge, received written notice of any claim to, or interest in, the BNP Special Custody Account, any financial asset credited thereto or any security entitlement in respect thereof.  Custodian shall use commercially reasonable efforts to notify the Counterparty and the Fund as soon as practicable if Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral.

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(ii)           As between the Counterparty and Custodian, Custodian shall be entitled to receive and the Counterparty agrees to pay to Custodian such compensation as may be agreed upon from time to time between Custodian and the Counterparty with respect to the Fund Special Custody Account.  The Counterparty hereby agrees to pay and reimburse Custodian for any advances, fees, costs, expenses (including, without limitation, reasonable attorneys’ fees and costs) and disbursements that may be paid or incurred by Custodian in connection with this Agreement or the arrangement contemplated hereby, in each case, with respect to the Fund Special Custody Account, including any that may be incurred in performing its duties or responsibilities pursuant to the terms of this Agreement with respect to the Fund Special Custody Account.  Any property held by Custodian in the Fund Special Custody Account hereunder shall be security for the Counterparty’s obligations to Custodian hereunder and should the Counterparty fail to repay Custodian promptly, Custodian shall be entitled to utilize available cash and to dispose of such property to the extent necessary to obtain reimbursement.

(7)           The Counterparty shall, on each Business Day, compute the aggregate net credit or debit balance under the Account Agreement, and advise the Fund by 11:00 A.M. New York time of the amount of the net debit or credit, as the case may be. If a net debit balance exists on such day, the Fund will cause, by the close of business on such day, an amount of Collateral to be deposited in the BNP Special Custody Account to provide Adequate Performance Assurance related to such net debit balance; provided that, in the event that Counterparty advises the Fund of such net debit balance after 11:00 A.M., then such amount of Collateral shall be deposited in the BNP Special Custody Account by the close of business on the following Business Day.  Counterparty will charge interest on debit balances in accordance with Counterparty’s policies as set forth in the Committed Facility Agreement (and to the extent such Committed Facility Agreement has been terminated or the commitment therein has expired, the Account Agreement) and Counterparty will not pay interest on credit balances.  Balances will be appropriately adjusted when extensions of credit are closed out.

(8)           The occurrence of any of the following constitutes a default by the Fund hereunder (a “Fund Default”):  there occurs (a) a Default (as defined in the Committed Facility Agreement), (b) an Event of Default (as defined in the Account Agreement), or (c) Fund’s Insolvency.  Upon Counterparty’s determination that a Fund Default has occurred, if Counterparty wishes to declare such default, Counterparty shall notify the Fund in an Advice from Counterparty of such Fund Default.  After transmittal by Counterparty of such Advice from Counterparty, Counterparty may thereupon take Default Action or any other action permitted pursuant to the 40 Act Financing Agreements, including without limitation, the conversion of any convertible securities or exercise of Fund's rights in warrants (if any) held in the Account and the BNP Special Custody Account, the buy-in of any securities of which the Account may be short, and the sale of any or all property or securities in the Account and the BNP Special Custody Account to the extent necessary to satisfy Fund's obligations to Counterparty (in which event such Collateral shall be delivered to Counterparty as directed in an Advice from Counterparty). Any sale of Collateral made hereunder shall be made in accordance with the provisions of the New York Uniform Commercial Code. Fund shall be liable to Counterparty for any deficiency which may exist after the exercise by Counterparty of its rights and remedies as aforesaid. Any surplus resulting from the sale of Collateral shall be transmitted to Custodian.  Counterparty shall notify Fund of any deficiency remaining thereafter in an Advice from Counterparty.  Any such sale of Collateral held in the BNP Special Custody Account shall be made only after such Collateral has been withdrawn from the BNP Special Custody Account by Counterparty..

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(9)           The Counterparty hereby covenants, for the benefit of the Fund, that the Counterparty will not instruct Custodian pursuant to an Advice from Counterparty to deliver Collateral free of payment with respect to any sale of Collateral pursuant to paragraph 8 until after the occurrence of the events set forth in paragraph 8.  The foregoing covenant is for the benefit of the Fund only and shall in no way be deemed to constitute a limitation on Custodian’s obligation to act upon instructions pursuant to an Advice from Counterparty and Custodian’s obligation to act upon such instructions, which instructions, for the avoidance of doubt, may include directions to deliver Collateral to Counterparty other than pursuant to paragraph 8 (including for other permissible uses under the Committed Facility Agreement and Account Agreement). Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of this Agreement or any other agreement between the Counterparty and the Fund.  Custodian will, however, provide prompt telephone notice to an officer of the Fund of receipt by Custodian of an Advice from Counterparty to deliver Collateral.

(10)           Reserved.

(11)           Custodian's duties and responsibilities are set forth in this Agreement.  Custodian shall act only upon receipt of an Advice from Counterparty or an Instruction from the Fund, as the case may be, regarding release of Collateral or Cash Collateral, as applicable, except as required by applicable law.  Custodian shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of negligence and may rely and shall be protected in acting upon any Advice from Counterparty which it reasonably believes to be genuine and authorized.  As between the Fund and Custodian, the terms of the Custody Agreement shall apply with respect to any losses or liabilities of such parties arising out of matters covered by this Agreement; for the avoidance of doubt, each Advice from Counterparty shall be considered a “Proper Instruction” under the Custody Agreement and as such is subject to the terms of the Custody Agreement and, in particular, the Fund’s indemnity of the Custodian thereunder.  As between Custodian and Counterparty, Counterparty shall indemnify and hold Custodian harmless from and against any losses or liabilities (including reasonable legal fees) imposed on or incurred by Custodian subsequent to the taking of any action, or arising out of any omission, of Custodian in compliance with any Advice from Counterparty, except to the extent that any such loss or liability (i) results from Custodian’s negligence, fraud, recklessness, willful misconduct or bad faith; or (ii) represents special, consequential, punitive, exemplary or incidental damages. In matters concerning or relating to this Agreement, Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement.  In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulations T or X of the Board of Governors of the Federal Reserve System, the OCC or the Securities and Exchange Commission. Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets deposited in the BNP Special Custody Account comply with any applicable requirements.  Custodian may hold the securities in the BNP Special Custody Account in bearer, nominee, book-entry, or other form and in any depository or clearing corporation (including omnibus accounts), with or without indicating that the securities are held hereunder; provided, however, that all securities held in the BNP Special Custody Account shall be identified on Custodian’s records as subject to this Agreement and shall be in a form that permits transfer at the direction of Counterparty without additional authorization or consent of the Fund.

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Neither Counterparty nor Custodian shall be responsible or liable for any losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Accounts; acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event beyond the control of such party or its agents (any such event, a “Force Majeure Event”); provided, that, as between the Fund and Counterparty, should any Force Majeure Event occur with respect to Custodian and such event (a) prevents or would prevent Custodian from releasing the Collateral to Counterparty upon an Advice from Counterparty directing such release or (b) would inhibit Counterparty’s ability to monitor the amount of Collateral in the BNP Special Custody Account (each of (a) and (b), a “Custodian Failure Event”), then during the period from the day on which the Force Majeure Event begins (the “Force Majeure Event Day”) up to the day on which the relevant Custodian Failure Event is no longer occurring, for purposes of determining whether Fund has met its obligation to provide and maintain Adequate Performance Assurance under this Agreement or to meet the Collateral Requirements (as defined in the Committed Facility Agreement), Counterparty shall take account only of the Collateral that was in the BNP Special Custody Account on the Business Day immediately prior to the Force Majeure Event Day.  Counterparty and Custodian shall not be liable for indirect, special, or consequential damages even if advised of the possibility or likelihood thereof. This paragraph shall survive the termination of this Agreement.

(12)           Except as otherwise provided in paragraph 6(ii) above, all charges for Custodian's services under this Agreement shall be paid by the Fund.

(13)           The Counterparty shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by the Fund as a result of any transaction executed hereunder, or any other action taken or not taken by the Counterparty hereunder for the Fund's account at Fund's direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of the Counterparty’s gross negligence or willful misconduct.

(14)           No amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of the Counterparty, the Fund and Custodian.

(15)           Written communications hereunder, other than an Advice from Counterparty, shall be sent by facsimile-sending device or telegraphed when required herein, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

(a)           if to Custodian, to:                               State Street Bank and Trust Company
801 Pennsylvania Avenue
Kansas City, MO 64105
Attn:    Vice President, Mutual Funds
Facsimile No.:  816-871-9451
Telephone No.:   816-871-4000

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(b)           if to the Fund, to:                                 Investment Company Complex
11 Hanover Square, 12th Floor
New York, NY 10005
Attn: Vice President

(c)           if to the Counterparty, to:                    BNP Paribas Prime Brokerage, Inc.
787 Seventh Avenue
New York, NY 10019
Attention:                  Tomer Seifan
Fax No.:                      201-850-4602
Phone No.:                 212-471-6565
Attention:                  Alex Bergelson
Fax No.:                      201-850-4601
Phone No.:                 212-471-6533

BNP Paribas Prime Brokerage, Inc.
525 Washington Boulevard
Jersey City, NJ  07310
Attn: David Koppel
Tel:  201-850-5391
Fax: 201-850-4618

Copies of Custodian's confirmations, statements and advices issued pursuant to paragraph 3 should be sent to:

State Street Bank and Trust Company
801 Pennsylvania Avenue
Kansas City, MO 64105
Attn:    Vice President, Mutual Funds
Facsimile No.:  816-871-9451
Telephone No.:   816-871-4000

(16)           Any of the parties hereto may terminate this Agreement by thirty (30) days’ prior written notice to the other parties hereto; provided, however, that the status of any Collateral or Cash Collateral pledged to the Counterparty or the Fund, as the case may be, at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Account Agreement and any applicable Margin Rules.  Upon termination of this Agreement or the Custody Agreement, (a) all assets of the Fund held in the BNP Special Custody Account shall be transferred to a successor custodian specified by the Fund and acceptable to Counterparty in its sole discretion, and (b) all assets of the Counterparty held in the Fund Special Custody Account shall be transferred to a successor custodian specified by the Counterparty and acceptable to the Fund in its sole discretion.

(17)           Nothing in this Agreement prohibits the Counterparty, the Fund or Custodian from entering into similar agreements with others in order to facilitate options or other derivatives transactions and as contemplated by the Committed Facility Agreement and Account Agreement.

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(18)           Custodian has not entered into, and until the termination of this Agreement will not enter into, any agreement with any person (other than the Counterparty) relating to the Special Custody Accounts and/or any financial asset credited thereto pursuant to which it has agreed, or will agree, to comply with entitlement orders of such person.

(19)           If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition.  The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

(20)           All references herein to times of day shall mean the time in New York, New York, U.S.A.

(21)           This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Accounts and all interests, duties and obligations related thereto) shall be governed by the laws of the State of New York without regard to its conflicts of law rules.  This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof.  Any litigation between any of the parties to this Agreement or involving their respective property must be instituted in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the county of New York. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such courts.  Each party hereby agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Any right to trial by jury with respect to any claim, action, proceeding or counterclaim or other legal action is hereby waived by all parties to this agreement.

(22)           This Agreement may be signed in counterparts, all of which shall constitute but one and the same instrument.

(23)           For the avoidance of doubt, the Fund and Custodian agree that, except for the rights of control in favor of Counterparty agreed to herein, nothing herein shall amend the terms of the Custody Agreement.

(24)           This Agreement supersedes and terminates the Original Agreement as of the date hereof.

[Remainder of Page Intentionally Left Blank]

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DIVIDEND AND INCOME FUND, INC.

By: /s/ John F. Ramirez
Name: John F. Ramirez
Title: General Counsel

BNP PARIBAS PRIME BROKERAGE, INC.

By: /s/ Raphael Masgnaux
Name: Raphael Masgnaux
Title: Managing Director

By: /s/ Jeffrey Lowe
Name: Jeffrey Lowe
Title: Managing Director

STATE STREET BANK AND TRUST COMPANY

By: /s/ Mark Nicholson
Name: Mark Nicholson
Title: Senior Vice President

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APPENDIX A

To
Special Custody and Pledge Agreement

AUTHORIZED PERSONS FOR BNP PARIBAS PRIME BROKERAGE, INC.

The undersigned hereby represents and warrants to the Fund and Custodian that each person specifically identified below has actual authority to act, and as such, is authorized and empowered for and on behalf of Counterparty to deliver Advices from Counterparty.

Daily Collateral Movements (e.g., approving releases)

Name                                           Telephone/Fax Number                                                                 Signature

Name                                                      Telephone/Fax                                                                           Signature

1.  Dave Koppel                                    Tel: 201-850-5391                                                                /s/ Dave Koppel
Fax. 201-850-4618

2.  Vincent Gazzillo                               Tel: 201-850-4163                                                                /s/ Vincent Gazzillo
Fax: 201-850-6594

3.  Dean Anastos                                 Tel: 201-850-5293                                                                /s/ Dean Anastos
Fax: 201-850-6594

4.  Jeff Hoffmann                                 Tel: 201-850-5376                                                                /s/Jeff Hoffmann
                                              Fax: 201-850-6594

5.  Thomas Anderson                          Tel: 201-850-4161                                                                /s/ Thomas Anderson
Fax: 201-850-6594

6.  Cindy Yeung                                    Tel: 201-850-5480                                                                /s/ Cindy Yeung
Fax: 201-850-6594

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Appendix B

To
Special Custody and Pledge Agreement

AUTHORIZED PERSONS FOR Dividend and Income Fund, Inc.

Custodian and Counterparty are directed to accept and act upon Instructions from Fund received from any one of the following persons at Dividend and Income Fund, Inc., acting as authorized by the Fund.

Name	Telephone/Fax	Signature
1.		1.__________________________
2.		2. _________________________
3.		3.__________________________
4.		4.__________________________
5.		5.__________________________
6.		6.__________________________
7.		7.__________________________

Authorized by:
Name:
Title:
Date: